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                                                                    EXHIBIT 99.4


LIBERTY MEDIA AGREES TO ACQUIRE 100% OF FOUR
MEDIA COMPANY FOR CASH AND STOCK

BURBANK, California December 6, 1999 -- Four Media Company (Nasdaq: FOUR) today announced that it has entered into a definitive agreement to sell 100% of its issued and outstanding common stock to Liberty Media Corporation (NYSE: LMG.A, LMG.B). Liberty Media will acquire each issued and outstanding share of Four Media Company common stock for a combination of $6.25 of cash and approximately
0.1613 of a share of Class A Liberty Media Group Stock, par value $1.00 ("LMG.A Share(s)"), in a taxable exchange. An aggregate of approximately 3.2 million LMG.A Shares will be issued to Four Media shareholders. The terms of the definitive agreement supersede and modify the terms of the letter of intent which was announced by the parties on November 1, 1999. Based on the closing price of LMG.A Shares on December 6, 1999, the transaction values the issued and outstanding common stock of Four Media in the aggregate at approximately $263.6 million, or approximately $13.39 per share. This value will fluctuate with changes in the price of LMG.A Shares.

Warburg, Pincus Equity Partners, L.P., Fleming Asset Management USA and Robert
T. Walston, collectively holders of approximately 70% of the issued and outstanding shares of Four Media, have entered into agreements with Liberty Media to vote in favor of the transaction. The transaction is subject to the expiration of applicable waiting periods under pre-notification regulations, Four Media stockholder approval, and other customary closing conditions. Closing is anticipated to occur in the first quarter of 2000.

Commenting on the announcement, Robert T. Walston, Chairman and Chief Executive Officer of Four Media Company, stated, "The signing of the definitive acquisition agreement between Four Media Company and Liberty Media marks a significant step in the development of an exciting new entity that will be the catalyst for the creation and delivery of new forms of entertainment and advertising content. We are very enthusiastic about becoming a member of the Liberty Media family."

Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment product both domestically and internationally. The Company's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of
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the largest and most diversified providers of technical and creative services to the entertainment industry, which enables the Company to offer its customers a single source for such services.

Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Stock are traded on the New York Exchange under the symbols LMG.A and LMG.B, respectively.

This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends", "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the closing of the Liberty acquisition, the expiration of applicable waiting periods under pre-notification regulations, the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.